EXHIBIT 4.6

TRIDENT BANCSHARES, INC.

[Common/Series A Preferred] Stock Warrant

[                    ], 200[    ]

Warrant Holder:	No. of Shares:

1.     General Provisions. Trident Bancshares, Inc., a Georgia corporation (the “Company”), for value received, and other good and valuable consideration, receipt of which is hereby acknowledged, hereby certifies that the person identified above or his/her registered assigns (the “Warrant Holder”), is entitled to purchase shares of the fully-paid and nonassessable [Common/Series A Preferred] Stock, $0.01 par value per share, of the Company (such number and character of such shares being subject to adjustment as provided in paragraph 4 below) at the Exercise Price set forth herein by surrendering this Warrant and by paying in full the Exercise Price for the number of shares of [Common/Series A Preferred] Stock as to which this Warrant is exercised prior to 5:00 p.m. Eastern Standard Time, on the Expiration Date, as defined below, subject to the terms, conditions, and adjustments set forth herein. No fractional shares shall be issued hereunder, and instead, any fractional shares created by exercise hereunder shall be purchased by the Company at the rate of the Exercise Price then in effect.

2.     Expiration Date. This Warrant shall expire and all rights hereunder shall cease on [FIFTH ANNIVERSARY OF OPENING] (the “Expiration Date”).

3.     Number of Shares Covered by Warrant; Exercise Price. The number of shares of the Company’s [Common/Series A Preferred] Stock for which this Warrant may be exercised shall be as set forth above, which represents one (1) share for every five (5) shares purchased by the Warrant Holder in the Company’s initial public stock offering, subject to adjustment as provided in paragraph 4 below. The shares subject to this Warrant may be purchased in whole or in part in accordance with the terms of this Warrant. The price per share for the shares purchased upon exercise of this Warrant shall be ten dollars ($10.00) per share, subject to the adjustment as provided in paragraph 4 below (the “Exercise Price”). The right of exercise shall be cumulative, so that if this Warrant is not exercised for the maximum number of [Common/Series A Preferred] Stock permissible on any exercise date, it shall be exercisable, in whole or in part, with respect to shares of [Common/Series A Preferred] Stock not so purchased at any time prior to 5:00 p.m. on the Expiration Date. This Warrant may not be exercised after 5:00 p.m. on the Expiration Date.

4.     Adjustments in Number of Shares and Exercise Price. If at any time prior to the exercise of this Warrant, the Company shall declare or pay a dividend or dividends payable in shares of its [Common/Series A Preferred] Stock (or any security convertible into or granting rights to purchase shares of such [Common/Series A Preferred] Stock) or split the then outstanding shares of its [Common/Series A Preferred] Stock into a greater number of shares, the number of shares of [Common/Series A Preferred] Stock which may be purchased upon the exercise of this Warrant in effect at the time of taking of a record for such dividend or at the time of such stock split shall be proportionately increased and the Exercise Price proportionately decreased as of such time; and conversely, if at any time the Company shall reduce the number of outstanding shares of its [Common/Series A Preferred] Stock by combining such shares into a smaller number of shares, the number of shares which may be purchased upon the exercise of this Warrant at the time of such action shall be proportionately decreased and the Exercise Price proportionately increased as of such time. The foregoing adjustments and the manner of their application shall be in the sole discretion of the Company’s board of directors.

5.     Exercise of Warrant.

5.1    Vesting. This Warrant shall be exercisable in full or in part beginning on [THIRD ANNIVERSARY OF OPENING] (the “Vesting Date”). No part of this Warrant may be exercised prior to the Vesting Date.

5.2    Manner of Exercise. Subject to the terms hereof, this Warrant may be exercised by the Warrant Holder by transmitting written notice of exercise and the required payment by mail or hand-delivery to the Secretary of the Company, specifying the number of shares of [Common/Series A Preferred] Stock to be purchased and the Exercise Price to be tendered in payment for the shares in accordance with paragraph 5.3 below. Such exercise shall be deemed effective upon the Warrant Holder placing in the mail or hand-delivering such written notice together with the required payment.

5.3    Payment of Exercise Price. Payment of the Exercise Price for the number of shares of [Common/Series A Preferred] Stock as to which this Warrant is exercised shall be in cash or check payable to the order of the Company in an amount equal to the purchase price of such shares.

6.     Delivery of Stock Certificates. As soon as practicable after an exercise hereunder, in whole or in part, and in no event later than seven (7) business days after an effective exercise and payment in full of the Exercise Price for the number of shares of [Common/Series A Preferred] Stock to be purchased, the Company at its expense shall cause to be issued in the name of and delivered to the Warrant Holder:

(a)    a stock certificate, validly issued, for the number of duly authorized, fully paid and nonassessable shares of [Common/Series A Preferred] Stock to which the Warrant Holder is entitled upon such exercise; and

(b)    in the case of a partial exercise, a new Warrant of like tenor, specifying the number of shares as to which the Warrant shall be exercisable, which shall be equal in number to the number of shares called for on the face of this Warrant less the number of shares as to which this Warrant has been exercised.

7.     Reservation of Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of its [Common/Series A Preferred] Stock sufficient to permit the exercise in full of this Warrant.

8.     Restrictions on Exercise. Notwithstanding anything in this Warrant to the contrary, this Warrant may not be exercised (i) if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or banking laws or other law or regulation or (ii) unless the Company or the holder hereof, as applicable, obtains any approval or other clearance which the Company determines to be necessary or advisable from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or any other state or federal banking regulatory agency with regulatory authority over the operation of Company or its bank subsidiary (collectively the “Regulatory Agencies”). The Company may require representations and warranties from the Warrant Holder as required to comply with applicable laws or regulations, including the Securities Act of 1933, as amended (the “Act”) and state securities laws. In addition, the Company shall not be obligated to deliver any shares pursuant to the exercise of this Warrant and shall have no obligation to settle this Warrant exercise unless a registration statement under the Act with respect to the Shares is effective and a prospectus complying in all material respects with the Act (a “Prospectus”) is available for delivery by the Company. In the event that a registration statement with respect to the shares underlying this Warrant is not effective under the Act or a Prospectus relating to the shares is not available for delivery by the Company, the Warrant Holder shall not be entitled to exercise this Warrant and the Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the exercise of this Warrant.

9.     No Rights or Liabilities as Shareholder. The Warrant Holder shall have no rights or any obligations or liabilities as a shareholder of the Company with respect to any shares which may be purchased upon exercise of this Warrant unless and until a certificate representing such shares is duly issued and delivered to the Warrant Holder.

10.     Merger or Consolidation of the Company. In the event the Company merges or consolidates with or into any other corporation or other business entity, or sells or otherwise transfers its property, assets and business substantially in its entirely to a successor corporation or other business entity, there shall thereafter be deliverable upon any exercise of this Warrant the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of [Common/Series A Preferred] Stock would otherwise have been deliverable upon the exercise of this Warrant would have been entitled upon such merger, consolidation, sale or transfer if the Warrant had been exercised in full immediately prior thereto.

11.     Mandatory Exercise; Termination.

(a)    The Company may, upon at least ninety (90) days prior written notice to the Warrant Holder, require the Warrant Holders to either (i) exercise or forfeit all or part of this Warrant or (ii) allow all or such part of this Warrant to be terminated. If the Company delivers such notice in the manner set forth below, then the Warrant Holder must exercise or forfeit this Warrant as set forth below, subject to the terms of Section 8 hereof.

(b)    If the Company determines to exercise its rights under Section 11(a) above, the Company shall send a notice (the “Notice”) to the Warrant Holder (i) specifying the number of shares relating to this Warrant for which the Warrant must be exercised (the “Number”) (if less than all shares relating to warrants held by all holders of warrants of the Company under agreements substantially similar to this one are required by the Company to be exercised or cancelled, the Number for the Warrant Holder shall reflect a proportionate allocation based on the number of shares subject to this Warrant as compared to the total number of shares subject to warrants held by all such warrant holders as a group); (ii) specifying the date prior to which this Warrant must be totally or partially exercised, as the case may be, which date shall be no less that 90 days from the date of the Notice (the “Deadline”); and (iii) stating that the failure of the Warrant Holder to exercise the Warrant shall result in their automatic termination.

(c)    If the Warrant Holder does not exercise this Warrant pursuant to the terms of the Notice, this Warrant shall be automatically terminated on the Deadline, without further act or action by the Warrant Holder or the Company, and the Warrant Holder shall deliver this Warrant to the Company for cancellation. If the Number is less than the total number of shares that are then subject to exercise under this Warrant, the Company shall issue a new Warrant in compliance with Section 6(b) hereof.

12.     Clerical Changes to Warrant. The Company may, without the consent of the Warrant Holder, make changes to this Warrant that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in this Warrant, add to the covenants and agreements that the Company is required to observe, or result in the surrender of any right or power reserved or conferred upon the Company in this Warrant, but which changes do not or will not materially affect, alter, or change the rights, privileges or immunities of the Warrant Holders.

13.     Governing Law. This Warrant is to be construed and enforced in accordance with and governed by the procedural provisions and substantive law of the State of Georgia.

14.     Miscellaneous.

(a)    Except as provided herein, this Warrant my not be amended or otherwise modified unless evidenced in writing and signed by an authorized officer of the Company and the Warrant Holder or his or her duly appointed attorney-in-fact.

(b)    All notices under this Warrant shall be mailed or delivered by hand to the parties at their respective addresses as recorded in the official stockholder records of the Company or at such other address as the parties may from time to time provide to each other in writing.

IN WITNESS WHEREOF, the Company has caused this Warrant to be issued in its corporate name by its duly appointed officer.

TRIDENT BANCSHARES, INC.

By:

Name:

Title:

Form of Assignment

FOR VALUE RECEIVED,                                                               hereby assigns the within WARRANT and all rights and interests represented thereby, to and appoints                                                               to transfer this WARRANT on the books of the Company, with full power of substitution.

Date	Signature

Print or Type Name

Witness

NOTE

The signature on this Assignment must correspond with the name as written on the face of the WARRANT in every particular, without alteration, enlargement or any change whatever. All endorsements, in the sole discretion of the Company, may be required to be guaranteed by a bank or trust company satisfactory to the Company.